UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

RESOURCE APARTMENT REIT III, INC.

(Name of Registrant as Specified in its Charter)

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Proxy Statement and

Notice of Annual Meeting of Stockholders

To Be Held July 18, 2018

Dear Stockholder:

On Wednesday, July 18, 2018, we will hold our 2018 annual meeting of stockholders at 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103. The meeting will begin at 9:30 a.m. eastern time. Directions to the meeting can be obtained by calling 1-866-469-0129.

We are holding this meeting to:

1.	Elect five directors to hold office for one-year terms expiring in 2019.

The Board of Directors recommends a vote FOR each nominee.

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018.

The Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018.

In addition, we will attend to such other business as may properly come before the annual meeting and any adjournment or postponement thereof. The board of directors does not know of any matters that may be voted upon at the annual meeting other than the matters set forth above.

The board of directors has selected April 19, 2018 as the record date for determining stockholders entitled to vote at the meeting.

The proxy statement, proxy card and our 2017 annual report to stockholders (all included herewith) are being mailed to you on or about April 27, 2018.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 18, 2018:

Our proxy statement, form of proxy card and 2017 annual report to stockholders are also available at ResourceREIT3.com/materials-filings/

By Order of the Board of Directors

/s/ Shelle Weisbaum

Shelle Weisbaum
Secretary

Philadelphia, Pennsylvania

April 27, 2018

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	Why did you send me this proxy statement?

A:	You owned shares of record of our common stock at the close of business on April 19, 2018, the record date for the 2018 annual meeting of stockholders and, therefore, are entitled to vote at the annual meeting. The board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting. You do not need to attend the annual meeting in person in order to vote.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing Alan F. Feldman and Shelle Weisbaum, each of whom are our officers, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. If you submit your signed proxy without instructions, they will vote:

(1)	FOR all of the director nominees, and

(2)	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018.

With respect to any other proposals to be voted upon, the appointed proxies will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. If you do not submit your proxy, they will not vote your shares of common stock. This is why it is important for you to return the proxy card to us (or submit your proxy via the Internet or by telephone) as soon as possible whether or not you plan on attending the meeting.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Wednesday, July 18, 2018, at 9:30 a.m. eastern time at 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103.

Q:	Who is entitled to vote?

A:	Anyone who is a stockholder of record at the close of business on April 19, 2018, the record date, or holds a valid proxy for the annual meeting, is entitled to vote at the annual meeting. Note that our advisor, Resource REIT Advisor, LLC, which owned 15,378 shares of our common stock as of the record date, and certain of our other affiliates who also owned shares of our common stock as of the record date, have agreed to abstain from voting any shares they own in any vote regarding: (i) the removal of our advisor, a director or any of their affiliates or (ii) any transaction between us and our advisor, a director or any of their affiliates.

Q:	How many shares of common stock are outstanding?

A:	As of April 19, 2018, there were 5,369,243 shares of our common stock outstanding and entitled to vote.

Q:	What constitutes a quorum?

A:	A quorum consists of the presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at the annual meeting. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit your proxy, even if you abstain from voting, then you will at least be considered part of the quorum.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of common stock you held as of the record date.

Q:	What may I vote on?

A:	You may vote on:

(1)	the election of the nominees to serve on the board of directors; and

(2)	the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018.

In addition, you may vote on such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Q:	How does the Board of Directors recommend I vote on the proposals?

A:	The board of directors recommends that you vote:

(1)	FOR each of the nominees for election as a director who is named in this proxy statement; and

(2)	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Q:	How can I vote?

A:	Stockholders can vote in person at the meeting or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	via the Internet at www.proxyvote.com/RAPAIII;

•	by telephone, by calling 1-800-690-6903; or

•	by mail, by completing, signing, dating and returning the enclosed proxy card.

For those stockholders with Internet access, we encourage you to vote by proxy via the Internet, since it is quick, convenient and provides a cost savings to us. When you vote by proxy via the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card.

If you elect to attend the meeting, you can submit your vote in person, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded.

Q:	What if I submit my proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Shelle Weisbaum, our Secretary;

(2)	attending the meeting and voting in person;

(3)	recasting your proxy vote via the Internet or by telephone; or

(4)	returning another proxy card dated after your first proxy card, if we receive it before the annual meeting date.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting. If a broker or other nominee holds your stock on your behalf, you must contact your broker, bank or other nominee to change your vote.

Q:	Will my vote make a difference?

A:	Yes. Your vote could affect the proposals described in this proxy statement. Moreover, your vote is needed to ensure that the proposals described herein can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	What are the voting requirements to elect the Board of Directors?

A:	With regard to the election of directors, you may vote “FOR ALL” of the nominees, you may withhold your vote for all of the nominees by voting “WITHHOLD ALL,” or you may vote for all of the nominees except for certain nominees by voting “FOR ALL EXCEPT” and listing the corresponding number of the nominee(s) for whom you want your vote withheld in the space provided on the proxy card. Under our charter a majority of the shares present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for re-election, then under Maryland law, he will continue to serve as a “holdover” director until his successor is duly elected and qualified. If you submit a proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the board of directors.

Q:	What are the voting requirements for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018?

A:	With regard to the proposal relating to the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018, you may vote “FOR” or “AGAINST” the proposal, or you may “ABSTAIN” from voting on the proposal. Under our bylaws, a majority of the votes cast at an annual meeting at which a quorum is present is required for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018. Abstentions will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal. If you submit a proxy card with no further instructions, your shares will be voted FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Q:	What is a “broker non-vote”?

A:

A “broker non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that particular proposal and has not received instructions from the beneficial owner. There is one proposal for our stockholders’ consideration at the annual meeting on which brokers do not have discretionary voting power, which is the election of directors. Thus, beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors at the annual meeting. However, even without such instructions, the shares of beneficial owners will be treated as present for the purpose of establishing a quorum if the broker votes such shares on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018, which proposal is a routine matter with respect to which brokers have discretionary authority to vote.

Your broker will send you information to instruct it on how to vote on your behalf. If you do not receive a voting instruction card from your broker, please contact your broker promptly to obtain a voting instruction card. Your vote is important to the success of the proposals. We encourage all of our stockholders whose shares are held by a broker to provide their brokers with instructions on how to vote.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors and the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, if any other business is properly presented at the annual meeting, your submitted proxy gives authority to Alan F. Feldman, our Chief Executive Officer and Shelle Weisbaum, our Chief Legal Officer, Senior Vice President and Secretary, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at our annual meeting of stockholders in 2019 may do so by following the procedures prescribed in Section 2.12 of our bylaws and in the SEC’s Rule 14a-8. To be eligible for presentation to and action by the stockholders at the 2019 annual meeting, director nominations and other stockholder proposals must be received by Shelle Weisbaum, our Secretary, no later than January 27, 2019. To also be eligible for inclusion in our proxy statement for the 2019 annual meeting, director nominations and other stockholder proposals must be received by Ms. Weisbaum by December 28, 2018.

Q:	How are proxies being solicited?

A:	In addition to mailing proxy solicitation material, our directors and employees of our advisor or its affiliates may also solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate. Our directors and employees of our advisor or its affiliates will not be paid any additional compensation for soliciting proxies.

Additionally, we have retained Broadridge Financial Solutions, Inc. (“Broadridge”), a proxy solicitation firm, to assist us in the proxy solicitation process. If you need any assistance, or have any questions regarding the proposals or how to cast your vote, you may contact Broadridge at 1-844-283-9173.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all of the costs of soliciting these proxies, including the cost of Broadridge’s services. We anticipate that the cost for Broadridge’s solicitation services will be approximately $1,550. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	What should I do if only one set of voting materials for the annual meeting is sent and there are multiple stockholders in my household?

A:	Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement to you if you contact us at 1-866-469-0129.

Q:	How can I find out the results of the voting at the annual meeting?

A:	We will file a Current Report on Form 8-K within four business days after the annual meeting to announce voting results. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Q:	Where can I find more information?

A:	We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on the web site maintained by the SEC at www.sec.gov. Our SEC filings are also available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

We operate under the direction of our board of directors. The board of directors oversees our operations and makes all major decisions concerning our business. During 2017, our board of directors held six meetings. For biographical information regarding our directors, see “ – Executive Officers and Directors.”

Our board of directors has established two committees: the audit committee and the conflicts committee. Information regarding each of these committees is set forth below.

Board Leadership Structure

Alan F. Feldman serves as both our Chief Executive Officer and as chairman of our board of directors. As Chief Executive Officer, Mr. Feldman manages our business under the direction of the board of directors and implements our policies as determined by the board of directors. As chairman of the board of directors, Mr. Feldman presides over board and stockholder meetings, represents our company at public events and oversees the setting of the agenda for those meetings and the dissemination of information about our company to the board of directors. Our board of directors believes that it is appropriate for our company that one person serve in both capacities. With his greater knowledge of our company’s day-to-day operations, our board of directors believes that Mr. Feldman is in the best position to oversee the setting of the agenda for the meetings of the board of directors and the dissemination of information about our company to the board of directors. Our board of directors believes that Mr. Feldman is best suited to preside over stockholder meetings and that his representation of our company at public events is good for our company’s growth.

Some commentators regarding board leadership advocate separating the role of board chair and chief executive officer, maintaining that such separation creates a system of checks and balances to prevent one person from having too much power. Our board of directors believes that this issue is less of a concern for our company than many others. Our board of directors has three independent directors out of a five-member board of directors. Those three directors constitute the conflicts committee. As an externally advised company, many matters pose conflicts of interest. As a result, our conflicts committee largely directs the management of our company. Given the power and dominance of the conflicts committee, our board of directors has few concerns regarding concentration of power and believes it is in our best interest that Mr. Feldman serves as both Chief Executive Officer and chairman of the board of directors.

The Role of the Board of Directors in our Risk Oversight Process

Our executive officers and our advisor are responsible for the day-to-day management of risks faced by the company, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. No less than quarterly, our entire board of directors reviews information regarding the company’s liquidity, credit, operations, and regulatory compliance, as well as the risks associated with each. The audit committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The conflicts committee manages risks associated with the independence of the board of directors and potential conflicts of interest involving our advisor and its affiliates. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks as well as through regular reports directly from the executive officers responsible for oversight of particular risks within the company.

Director Independence

Although our shares are not listed for trading on any national securities exchange, a majority of the directors, and all of the members of the audit committee and the conflicts committee are “independent” as defined by the New York Stock Exchange (“NYSE”). The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board of directors has determined that Harvey Magarick, Lee F. Shlifer, and David Spoont each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a director. None of these directors has ever served as (or is related to) an employee of ours or any of our predecessors or acquired companies or received or earned any compensation from us or any such other entities except for compensation directly related to service as a director of us. Therefore, we believe that all of these directors are independent directors.

The Audit Committee

General

The audit committee assists the board of directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our internal and independent auditors.

The audit committee is also responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, and considering and approving the audit and non-audit services and fees provided by the independent public accountants. The audit committee fulfills these responsibilities primarily by carrying out the activities enumerated in the audit committee charter adopted by our board of directors in 2016. The audit committee charter is available on our web site at www.ResourceREIT3.com.

The members of the audit committee are Harvey Magarick (Chairman), Lee F. Shlifer and David Spoont. Each of the members of the audit committee is “independent” as defined by the NYSE. The board of directors has determined that Mr. Magarick qualifies as the audit committee “financial expert” as defined by SEC rules. During 2017, the audit committee held five meetings.

Independent Registered Public Accounting Firm

During the year ended December 31, 2017, Grant Thornton LLP served as our independent registered public accounting firm and provided certain tax and other services. Grant Thornton has served as our independent registered public accounting firm since our formation. We expect that Grant Thornton representatives will be present at the annual meeting of stockholders and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Grant Thornton representatives will be available to respond to appropriate questions posed by stockholders. The audit committee will appoint Grant Thornton as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2018. The audit committee may, however, select a new independent registered public accounting firm at any time in the future in its discretion if it deems such decision to be in our best interests. Any such decision would be disclosed to our stockholders in accordance with applicable securities laws.

Pre-Approval Policies

In order to ensure that the provision of such services does not impair the auditors’ independence, the audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services. In determining whether to pre-approve services, the audit committee will consider whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee, may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.

All services rendered by Grant Thornton for the year ended December 31, 2017 were pre-approved in accordance with the policies and procedures described above.

Principal Independent Registered Public Accounting Firm Fees

The audit committee reviewed the audit and non-audit services performed by Grant Thornton, as well as the fees charged by Grant Thornton for such services. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Grant Thornton for the years ended December 31, 2017 and 2016, are set forth in the table below.

	December 31,
	2017	2016
Audit fees(1)	$297,123	$318,456
Audit-related fees	—	—
Tax fees	5,250	—
All other fees	—	—

Total	$302,373	$318,456

(1)	Our advisor paid $15,750 of audit and audit-related fees on our behalf prior to us breaking escrow in our initial public offering in June 2016.

For purposes of the preceding table, Grant Thornton’s professional fees are classified as follows:

•	Audit fees – These are fees for professional services performed for the audit of our annual financial statements and other procedures performed by Grant Thornton in order for them to be able to form an opinion on our consolidated financial statements, as well as the required review of quarterly financial statements.

•	Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•	Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All other fees – These fees cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

Report of the Audit Committee

The function of the audit committee is oversight of the financial reporting process on behalf of the board of directors. Management has responsibility for the financial reporting process, including the system of internal control over financial reporting, and for the preparation, presentation and integrity of our financial statements. In addition, the independent auditors devote more time and have access to more information than does the audit committee. Membership on the audit committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. Accordingly, in fulfilling their responsibilities, it is recognized that members of the audit committee are not, and do not represent themselves to be, performing the functions of auditors or accountants.

In this context, the audit committee reviewed and discussed the 2017 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee discussed with Grant Thornton, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 16. The audit committee received from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the audit committee concerning independence, and discussed with Grant Thornton their independence from us. In addition, the audit committee considered whether Grant Thornton’s provision of non-audit services is compatible with Grant Thornton’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

April 13, 2018	The Audit Committee of the Board of Directors:
Harvey Magarick (Chairman), Lee F. Shlifer and David Spoont

The Conflicts Committee

General

The members of our conflicts committee are Lee F. Shlifer (Chairman), Harvey Magarick and David Spoont, all of whom are independent directors. Our charter empowers the conflicts committee to act on any matter delegable to a committee under Maryland law. If a matter cannot be delegated to a committee under Maryland law but the conflicts committee has determined that the matter at issue is such that the exercise of independent judgment by directors who are affiliates of our advisor could reasonably be compromised, both the board of directors and the conflicts committee must approve the matter. Among the duties of the conflicts committee are the following:

•	reviewing and reporting on our policies (see “ – Report of the Conflicts Committee – Review of Our Policies” below);

•	approving transactions with affiliates and reporting on their fairness to us (see “ – Report of the Conflicts Committee – Certain Transactions with Related Persons” below);

•	supervising and evaluating the performance and compensation of our advisor;

•	reviewing our expenses and determining that they are reasonable and within the limits prescribed by our charter;

•	approving borrowings in excess of limits set forth in our charter; and

•	discharging the board of directors’ responsibilities relating to compensation.

The primary responsibilities of the conflicts committee are enumerated in our charter. The conflicts committee does not have a separate committee charter. The conflicts committee held three meetings during 2017.

Oversight of Executive Compensation

As noted above, our conflicts committee discharges the board of directors’ responsibilities relating to the compensation of our executives. However, we currently do not have any paid employees and our executive officers do not receive any compensation directly from us. Our executive officers are officers and/or employees of, or hold an indirect ownership interest in, our advisor and/or its affiliates, and our executive officers are compensated by these entities. See “– Report of the Conflicts Committee – Certain Transactions with Related Persons” for a discussion of the fees paid to our advisor and its affiliates.

Report of the Conflicts Committee

Review of Our Policies

The conflicts committee has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.

Offering Policy. We are offering to the public up to $1.1 billion of shares of our common stock, consisting of up to $1.0 billion of shares in our primary offering and up to $100.0 million of shares pursuant to our distribution reinvestment plan (“DRIP”). Through July 2, 2017, we offered shares of Class A and Class T common stock at prices of $10.00 per share and $9.47 per share, respectively. As of July 3, 2017, we ceased offering shares of Class A and Class T common stock in our primary offering and commenced offering shares of Class R and Class I common stock at prices of $9.52 per share and $9.13 per share, respectively. The offering price for shares offered pursuant to the DRIP is $9.60 per share for Class A common stock, $9.09 per share for Class T common stock, $9.14 per share for Class R common stock and $8.90 per share for Class I common stock. As of April 1, 2018, we had raised approximately $47.8 million of gross proceeds from the sale of approximately 5.0 million shares of our common stock in our public offering. We currently believe this offering is in the best interests of our stockholders because it increases the likelihood that we will be able to acquire a diverse portfolio of investments, thereby reducing risk in our portfolio. For the year ended December 31, 2017, the costs of raising capital in our offering represented 8.1% of the capital raised.

Acquisition and Investment Policies. Our investment strategy has a particular focus on apartment communities, although we may also purchase interests in other types of commercial property assets consistent with our investment objectives. We intend to acquire underperforming apartments, which we will renovate and stabilize in order to increase rents. To a lesser extent, we will also seek to originate and acquire commercial real estate debt secured by apartments. We believe multiple opportunities exist within the apartment industry today and will continue to present themselves over the next few years to real estate investors who possess the following characteristics: (i) extensive experience in multifamily investing, (ii) strong management platforms specializing in operational and financial performance optimization, (iii) financial sophistication allowing them to benefit from complex opportunities and (iv) the overall scale and breadth of a national real estate platform in both the equity and debt markets. We may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. Affiliates of our advisor have extensive expertise with these types of real estate investments. We believe that there are sufficient acquisition opportunities that meet our investment focus and that our current acquisition and investment policies continue to be in the best interests of our stockholders.

Borrowing Policy. We intend to make equity investments with cash but intend to leverage strategically to enhance our returns. Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our borrowings are in excess of 300% of our net assets unless a majority of our conflicts committee finds substantial justification for borrowing a greater amount and such excess borrowings are disclosed in our next quarterly report, along with the conflicts committee’s justification for such excess. Examples of such a substantial justification include obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status, or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. On a total portfolio basis, however, based on current lending market conditions, we anticipate that we will not leverage our assets in an amount equal to 55% to 60% of the cost of our assets.

We may obtain REIT-level financing through a line of credit from third-party financial institutions or other commercial lenders. Our assets will serve as collateral for this type of debt incurred to acquire real estate investments. In addition to debt financing at the REIT-level, we may also finance the acquisition costs of individual real estate investments, as well as the acquisition costs of all or a group of real estate investments acquired by us, by causing our subsidiaries to borrow directly from third-party financial institutions or other commercial lenders. Under these circumstances, our advisor anticipates that certain properties acquired will serve as collateral for the debt we incur to acquire those particular properties and that we will seek to obtain nonrecourse financing for the acquisition of the properties. However, there is no guarantee that our advisor will be successful in obtaining financing arrangements on a property-by-property basis and that the loans would be nonrecourse to us. Finally, we may also obtain seller financing with respect to specific assets that we acquire. As of December 31, 2017, we had approximately $22.8 million in outstanding debt. We believe the current borrowing policies are in the best interests of our stockholders because they provide us with an appropriate level of flexibility to purchase assets promptly and begin generating returns quickly, while limiting risk to stockholder capital associated with excessive leverage.

Disposition Policy. We are not required to hold a real estate investment for any particular minimum term before it is sold, refinanced or otherwise disposed of. After we have paid down any acquisition financing on a property, if and when the property has increased in value, we may refinance the property and distribute the proceeds, after fees, expenses and payment of other obligations and reserves, to our stockholders. The determination as to whether and when a particular real estate investment should be sold, refinanced or otherwise disposed of, will be made by our advisor after a consideration of relevant factors, including:

•	performance of the real estate investment;

•	market conditions;

•	the structure of the current financing and currently available refinancing;

•	achieving our principal investment objectives;

•	the potential for future capital appreciation;

•	cash flow; and

•	federal income tax considerations.

In addition, with respect to refinancing properties, our advisor will consider the amount of our initial cash investment and whether the property is subject to financing that comes due in a relatively short term. Our disposition policy provides us with the flexibility to time and structure property sales in a manner that optimizes our investment return. For this reason, we believe the current disposition policy is in the best interests of our stockholders.

Policy Regarding Working Capital Reserves. We establish an annual budget for capital requirements and working capital reserves each year that we update periodically during the year. We may set aside any remaining uninvested proceeds from our primary public offering for working capital purposes. We do not expect to use more than 0.5% of the gross proceeds from our primary offering for working capital reserves. We may also use debt proceeds, our cash flow from operations and proceeds from the DRIP to meet our needs for working capital and to build a moderate level of cash reserves.

Policy Regarding Operating Expenses. For the four consecutive quarters ended December 31, 2017, based on the definitions of total operating expenses, net income and average invested assets in our charter, our total operating expenses were approximately $1.3 million, we had a net loss of approximately $3.1 million and our average invested assets were approximately $12.8 million. For the four consecutive quarters ended December 31, 2017, our total operating expenses represented approximately 10.5% of average invested assets. Under our charter, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expenses for the four fiscal quarters ended December 31, 2017 exceeded the charter imposed limitation; however, the conflicts committee determined that the relationship of our operating expenses to our average invested assets was justified for these periods given the costs of operating a public company and the early stage of the our operations.

Liquidation or Listing Policy. We believe it is in the best interest of our stockholders not to list our common shares on a national exchange at this time. First, we are in the asset-acquisition stage of our life cycle, and remaining unlisted improves our ability to continue to purchase additional assets so that the investment portfolio can achieve greater size and diversification. Second, our shares are offered as a long-term investment. We believe that the ability to provide our stockholders with liquidity in the near-term is outweighed by the long-term benefits of allowing the portfolio to mature. In making the decision of whether to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for stockholders.

Policy regarding Transactions with Affiliates. Our charter requires our conflicts committee, which consists of all of our independent directors, to review and approve all transactions between us and our advisor, any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the conflicts committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to a designated compliance officer, currently the compliance officer of our advisor, or, if the compliance officer is affected by the conflict, directly to the chairman of our conflicts committee.

Certain Transactions with Related Persons

The conflicts committee has reviewed the material transactions between our affiliates and us since January 1, 2016, as well as any such currently proposed transactions. Set forth below is a description of such transactions and the conflicts committee’s report on their fairness.

Our executive officers, Alan F. Feldman, Steven R. Saltzman, and Shelle Weisbaum, are also executive officers of our advisor and Resource Apartment Manager III, LLC, our property manager. Each of these individual are also employed by Resource America, Inc. (“RAI”), which indirectly owns our advisor, our property manager, and Resource Securities LLC, the dealer manager for our initial public offering. RAI is a wholly-owned subsidiary of C-III Capital Partners LLC (“C-III”), a leading commercial real estate services company engaged in a broad range of activities. C-III controls both our advisor and our property manager. Mr. Feldman, who is also one of our directors, is a manager of our advisor and our property manager. George E. Carleton, our President and Chief Operating Officer, is President and a manager of our advisor.

Our Relationship with our Advisor

We have entered into an advisory agreement with our advisor pursuant to which our advisor is responsible for managing, operating, directing and supervising the operations and administration of us and our assets. Pursuant to the terms of the advisory agreement, our advisor is entitled to specified fees upon the provision of certain services, including payment of acquisition fees, asset management fees, disposition fees, debt financing fees and reimbursement of certain expenses related to our offerings and our operations, including organization and offering expenses, acquisition expenses and operating expenses.

We pay our advisor an acquisition fee of 2.0% of the cost of investments acquired plus any capital expenditure reserves allocated, or the amount funded by us to acquire or originate loans, including acquisition expenses and any debt attributable to such investments. During the years ended December 31, 2017 and 2016, our advisor earned $612,331 and $52,864, respectively, of acquisition fees, all of which had been paid to our advisor as of December 31, 2017.

We pay our advisor a monthly asset management fee equal to one-twelfth of 1.0% of the cost of each asset, without deduction for depreciation, bad debts or other non-cash reserves. The asset management fee is based only on the portion of the costs or value attributable to our investment in an asset if we do not own all or a majority of an asset and do not manage or control the asset. During the years ended December 31, 2017 and 2016, our advisor earned $159,803 and $9,844 of asset management fees, respectively, all of which had been paid to our advisor as of December 31, 2017.

We pay our advisor a debt financing fee upon obtaining or assuming any debt financing for which our advisor provided substantial services equal to 0.5% of the amount available under the obtained or assumed financing. During the years ended December 31, 2017 and 2016, our advisor earned $107,600 and $10,900 of debt financing fees, respectively, all of which had been paid to our advisor as of December 31, 2017.

We also pay directly or reimburse our advisor for all of the expenses paid or incurred by our advisor or its affiliates on our behalf or in connection with the services provided to us in relation to our public offering. This includes all organization and offering costs but only to the extent that such reimbursement does not cause organization and offering expenses (other than selling commissions, the dealer manager fee and the distribution and shareholder servicing fee) to exceed 4.0% of gross offering proceeds as of the termination of our initial public offering if we raise less than $500.0 million in the primary offering, and 2.5% of gross offering proceeds as of the termination of our initial public offering if we raise $500.0 million or more in the primary offering. For the years ended December 31, 2017 and 2016, such organization and offering costs incurred by our advisor totaled approximately $3.3 million and $2.8 million, respectively, none of which had been reimbursed to our advisor as of December 31, 2017.

We also reimburse our advisor for expenses incurred in connection with its provision of services to us, including our allocable share of costs for advisor personnel and overhead, including allocable personnel salaries and other employment expenses. However, we do not reimburse our advisor or its affiliates for employee costs in connection with services for which our advisor earns acquisition fees or disposition fees. Also, we only reimburse for the allocable salaries and benefits our advisor or its affiliates pay to our executive officers to the extent these expenses are related to organization and offering activities subject to the limit on organization and offering cost reimbursements described above. For the years ended December 31, 2017 and 2016, such expenses incurred by our advisor totaled $660,219 and $196,292, respectively, none of which had been reimbursed to our advisor as of December 31, 2017.

On August 18, 2016, we entered into a $555,000 bridge loan (the “Bridge Loan”) with our advisor. We used the proceeds of the Bridge Loan to partially finance the acquisition of our first property. The Bridge Loan was scheduled to mature on February 18, 2017, at which point the outstanding balance of the principal and all accrued and unpaid interest was to be due and payable. The Bridge loan incurred interest at an annual rate of LIBOR plus 3.0%. During the year ended December 31, 2016, we paid $2,921 in interest to our advisor pursuant to the Bridge Loan. We repaid the Bridge Loan in full on November 1, 2016.

The conflicts committee considers our relationship with our advisor during 2016 to be fair. The conflicts committee believes that the amounts paid and payable to the advisor under the advisory agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation is necessary in order for our advisor to provide the desired level of services to us and our stockholders.

Our Relationship with our Dealer-Manager

We entered into a dealer manager agreement with our dealer manager, pursuant to which our dealer manager is responsible for marketing shares of our common stock in our public offering. Pursuant to the terms of the dealer manager agreement, we generally pay our dealer manager a selling commission of up to 3.0% of gross offering proceeds from the sale of Class R shares and a dealer manager fee of up to 3.5% of gross offering proceeds from the sale of Class R shares (but the aggregate of such fees shall not exceed 5.5% of gross offering proceeds). We generally pay our dealer manager a dealer manager fee of up to 1.5% of gross offering proceeds from the sale of the Class I shares. Prior to July 3, 2017, we generally paid our dealer manager a selling commission of up to 7.0% of gross primary offering proceeds from the sale of Class A shares and up to 2.0% of gross primary offering proceeds from the sale of Class T shares and a dealer manager fee of up to 3.0% of gross primary offering proceeds from the sale of either Class A or Class T shares. No selling commissions or dealer manager fees are earned by our dealer manager in connection with sales under the DRIP. Additionally, we may reimburse the dealer manager for bona fide due diligence expenses. During the years ended December 31, 2017 and 2016, we paid our dealer manager approximately $0.9 million and $0.1 million in selling commissions, respectively, and approximately $1.0 million and $75,639 in dealer manager fees, respectively.

We also pay our dealer manager an annual distribution and shareholder servicing fee of 1.0% of the purchase price (or, once reported, the NAV) per share of Class T common stock sold in the primary offering for five years from the date on which each share is issued up to a total of 5.0% and an annual fee of 1.0% of the purchase price (or, once reported, the NAV) per share of Class R common stock sold in the primary offering. We will cease paying the distribution and shareholder servicing fee with respect to Class R shares held in any particular account, and those Class R shares will convert into a number of Class I shares determined by multiplying each Class R share to be converted by the applicable “Conversion Rate,” on the earlier of (i) the date after the termination of the primary offering at which, in the aggregate, underwriting compensation from all sources equals 10% of the gross proceeds from the primary offering; (ii) a listing of the Class I shares on a national securities exchange; (iii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets; and (iv) the end of the month in which the total underwriting compensation (which consists of selling commissions, dealer manager fees and distribution and shareholder servicing fees) paid with respect to such Class R shares purchased in a primary offering is not less than 8.5% (or a lower limit, provided that, in the case of a lower limit, the agreement between our dealer manager and the broker-dealer in effect at the time Class R shares were first issued to such account sets forth the lower limit and our dealer manager advises our transfer agent of the lower limit in writing) of the gross offering price of those Class R shares purchased in such primary offering (excluding shares purchased through the DRIP). During the years ended December 31, 2017 and 2016, we paid our dealer manager approximately $86,234 and $687 in distribution and shareholder servicing fees, respectively.

The conflicts committee believes that this arrangement with our dealer manager is fair. The compensation paid to our dealer manager reflects our belief that such selling commissions, dealer manager fees and distribution and shareholder servicing fees will maximize the likelihood that we will be able to achieve our goal of acquiring a large, diversified portfolio of real estate and real estate-related investments.

Our Relationship with our Property Manager

We have entered into a management agreement with our property manager pursuant to which it manages our real estate properties and real estate-related debt investments and coordinates the leasing of, and the management of the construction activities related to, some of our real estate properties.

Pursuant to the management agreement, our property manager earns property management fee equal to 4.5% of actual gross cash receipts from the operations of real property investments that it manages and an oversight fee on any real property investments that are managed by third parties. Any property management fees paid to unaffiliated third parties in excess of 4.5% of actual gross receipts will be reimbursed to us from our advisor. Additionally, our property manager earns a construction management fee equal to 5.0% of actual aggregate costs to construct improvements to a property. Our property manager also earns a debt servicing fee equal to 2.75% of gross receipts from real estate-related debt investments. During the year ended December 31, 2017, our property manager earned $55,630 and $ 1,517 in property management fees and construction management fees, respectively, of which $10,800 of property management fees were unpaid as of December 31, 2017. During the year ended December 31, 2016, our only property was managed by an unaffiliated third party and accordingly, our property manager did not earn any fees or receive any expense reimbursements for the year ended December 31, 2016.

During the ordinary course of business, our property manager or other affiliates of RAI may pay certain shared operating expenses on our behalf. We are obligated to reimburse our property manager or other affiliates for such shared operating expenses. During the year ended December 31, 2017, our property manager and its affiliates incurred $24,858 of such expenses, of which $3,592 had yet to be reimbursed by us.

The conflicts committee believes that this arrangement with our property manager is fair and reasonable and on terms and conditions no less favorable to us than those available from unaffiliated third parties.

Other Transactions involving Affiliates

Our properties participate in a property loss self-insurance pool with other properties directly and indirectly managed by RAI and C-III, which is backed by a catastrophic insurance policy. Substantially all of the receivables from related parties represent insurance deposits held in escrow by RAI and C-III related to the self-insurance pool which, if unused, will be returned to us. The pool covers losses up to $2.5 million in aggregate, after a $25,000 deductible per incident. Claims beyond the insurance pool limits will be covered by the catastrophic insurance policy, which covers claims up to $250.0 million, after a $25,000 deductible per incident. During the years ended December 31, 2017 and 2016, we paid $7,591 and $1,505, respectively, into the insurance pools.

RAI performs internal audit services for us, for which RAI earned internal audit fees of $13,250 and $8,250, respectively, during the years ended December 31, 2017 and 2016.

We paid The Planning & Zoning Resource Company, a subsidiary of C-III, $1,079 for a zoning report in connection with the acquisition of one of our properties during the year ended December 31, 2017.

We participate in a liability insurance program for directors and officers coverage with other C-III managed entities and subsidiaries for coverage up to $100.0 million. We paid $70,000 in insurance premiums during the year ended December 31, 2017.

April 13, 2018	The Conflicts Committee of the Board of Directors:
Lee F. Shlifer (Chairman), Harvey Magarick and David Spoont

Nomination of Directors

General

We do not have a standing nominating committee. Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by our stockholders, provided that the conflicts committee is responsible for identifying and nominating replacements for vacancies among our independent director positions. Unless filled by a vote of our stockholders as permitted by the Maryland General Corporation Law, a vacancy that results from the removal of a director will be filled by a vote of a majority of the remaining directors. Any vacancy on the board of directors for any other cause will be filled by a vote of a majority of the remaining directors, even if such majority vote is less than a quorum. The board of directors believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be evaluated under a process free from conflicts of interest with us. Because nominations for vacancies in independent director positions are handled by a committee composed only of independent directors, the board of directors has determined that the creation of a standing nominating committee is not necessary. We do not have a charter that governs the director nomination process.

Board Membership Criteria

With respect to filling vacancies for independent director positions, the conflicts committee reviews the appropriate experience, skills and characteristics required of directors in the context of the then-current membership of the board of directors. The full board of directors annually conducts a similar review with respect to all director nominations. This assessment includes, in the context of the perceived needs of the board of directors at that time, issues of knowledge, experience, judgment and skills, such as an understanding of the real estate and real estate finance industry or accounting or financial management expertise. The board of directors seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board of directors. The board of directors assesses its effectiveness in achieving this goal annually, in part, by reviewing the diversity of the skill sets of the directors and determining whether there are any deficiencies in the board of directors’ collective skill set that should be addressed in the nominating process. The board of directors made such an assessment in connection with director nominations for the 2018 annual stockholders’ meeting and determined that the composition of the current board of directors satisfies its diversity objectives.

Other considerations in director nominations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of time in preparation for those meetings. It also is expected that independent directors nominated by the conflicts committee will be individuals who possess a reputation and hold positions or affiliations befitting a director of a publicly held company and who are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage.

Selection of Directors

Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders, provided that the conflicts committee must nominate replacements for any vacancies among the independent director positions. All director nominees stand for election by the stockholders annually.

In nominating candidates for the board of directors, the board of directors (or the conflicts committee, as appropriate) solicits candidate recommendations from its own members and from the management of our advisor. The board of directors and the conflicts committee may also engage the services of a search firm to assist in identifying potential director nominees.

The board of directors and the conflicts committee will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered for nomination, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” on page 23. In evaluating the persons recommended as potential directors, the board of directors (or the conflicts committee, as appropriate) will consider each candidate without regard to the source of the recommendation and take into account those factors that they determine are relevant. Stockholders may directly nominate potential directors (without the recommendation of the committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12 of our bylaws. Any stockholder may request a copy of our bylaws free of charge by calling 1-866-469-0129.

Stockholder Communications with the Board of Directors

We have established several means for stockholders to communicate concerns to the board of directors. If the concern relates to our financial statements, accounting practices, or internal controls, stockholders should submit the concern in writing to the chairman of our audit committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics, or corporate conduct, stockholders should submit the concern in writing to the chairman of our conflicts committee in care of our Secretary at our headquarters address. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary.

Stockholders also may communicate concerns with our directors at our annual meeting. Although we do not have a policy regarding the attendance of our directors at annual meetings of our stockholders, we expect that the Chairman of our Board will be present at all such meetings. We expect all of our directors to be present at our 2018 annual meeting. All of our directors were present, in person or via telephone, at our 2017 annual meeting.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2018 annual meeting and are being nominated for re-election to serve until the 2019 annual meeting and until his or her successor is elected and qualified.

Name*	Age**	Positions
Alan F. Feldman	54	Chairman of the Board, Chief Executive Officer and Director
George E. Carleton	60	President, Chief Operating Officer and Director
Harvey Magarick	78	Independent Director
Lee F. Shlifer	69	Independent Director
David Spoont	59	Independent Director
Steven R. Saltzman	54	Chief Financial Officer, Senior Vice President and Treasurer
Shelle Weisbaum	57	Chief Legal Officer, Senior Vice President and Secretary

*	The address of each executive officer and director listed is 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103.
**	As of April 1, 2018.

Alan F. Feldman has been our Chief Executive Officer and Chairman of the Board since June 2017. He served as our Chief Operating Officer and President from January 2016 to June 2017. Mr. Feldman previously served as our Chief Executive Officer and a director from July 2015 to January 2016. Mr. Feldman has also served as the Chief Executive Officer and Manager of our advisor since its formation in July 2015. Mr. Feldman has served as Chief Executive Officer and a director of Resource Income Opportunity REIT, Inc. (“Resource IO REIT”) since June 2014. In addition, Mr. Feldman has served as a director and Chief Executive Officer of Resource Opportunity REIT and Resource Opportunity REIT II since June 2009 and October 2012, respectively, and Resource Real Estate since May 2004, and a Senior Vice President of Resource America since August 2002. In addition, as a result of his positions within Resource America, Mr. Feldman serves as a director for various wholly owned subsidiaries of Resource America and its affiliates. From 1998 to 2002, Mr. Feldman was a Vice President at Lazard Freres & Co., an investment banking firm specializing in real estate matters. From 1992 through 1998, Mr. Feldman was an Executive Vice President of the Pennsylvania Real Estate Investment Trust and its predecessor, The Rubin Organization. From 1990 to 1992, Mr. Feldman was a director at Strouse, Greenberg & Co., a regional full service real estate company. From 1986 through 1988, Mr. Feldman was an engineer at Squibb Corporation. Mr. Feldman received a Bachelor of Science degree and Master of Science degree from Tufts University, and a Master of Business Administration, Real Estate and Finance concentration degree from The Wharton School, University of Pennsylvania.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Feldman, in light of his day-to-day company-specific operational experience, significant finance and market experience, and his real estate investment trust experience, to serve as one of our directors.

George E. Carleton has been our Chief Operating Officer and President since June 2017 and one of our directors since April 2018. Mr. Carleton has served as a director of Resource Opportunity REIT II since September 2016. He has also served as Chief Operating Officer and President of Resource Opportunity REIT, Resource Opportunity REIT II and Resource IO REIT since June 2017. Mr. Carleton is an Executive Managing Director of Island Capital Group LLC (“Island”), which he joined when the company was formed in 2003. Island is a commercial real estate merchant banking firm headquartered in New York, New York. Since its formation in 2010, Mr. Carleton has also served as an Executive Managing Director of C-III, which is externally managed by Island. C-III is a commercial real estate investment and services company engaged in a broad range of activities, including principal investments (debt and equity), primary and special loan servicing, loan origination, fund management, multifamily property management, investment sales and zoning and title services. Prior to joining Island, Mr. Carleton was a Senior Managing Director of Insignia Financial Group, Inc. (NYSE: IFS), which was a publicly traded commercial real estate services company that merged with CB Richard Ellis in 2003. Before joining Insignia in 1993, he held various positions at Travelers Insurance Real Estate Department, which he joined in 1981. Mr. Carleton received a B.S. degree from Florida Atlantic University in 1981 and an M.S. degree from American University in 1988.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Carleton, in light of his significant experience in commercial real estate and real estate-related debt, to serve as one of our directors.

Harvey G. Magarick has been one of our directors since January 2016. Mr. Magarick has also served as a director of Resource IO REIT since March 2015. Mr. Magarick has maintained his own consulting practice since June 2004. From 1997 to 2004, Mr. Magarick was a partner at BDO Seidman, LLP. Mr. Magarick is a member of the board of trustees of the Hirtle Callaghan Trust, an investment fund, and has been the chairman of its audit committee since 2004. Mr. Magarick served as an independent member of the board of directors of Atlas Energy, LP from February 2011 to September 2013, an independent member of the Board of Directors of Atlas Pipeline Holdings, L.P. from January 2006 through February 2011 and an independent member of the Board of Directors of Atlas Resource Partners, LP from September 2013 to February 2015. Mr. Magarick is a certified public accountant (inactive) and holds a Bachelor of Science degree from Temple University.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Magarick, in light of his accounting and financial reporting expertise and public company board experience, to serve as one of our directors.

Lee F. Shlifer has been one of our directors since January 2016. Mr. Shlifer has served as a director of Resource Opportunity REIT since September 2009. Mr. Shlifer has served as founder, President and broker for Signature Investment Realty, Inc., an investment brokerage and management/consulting firm that emphasizes the acquisition and management of multifamily apartment buildings, since 1985. Prior to founding Signature Investment Realty, Inc., he served as Vice President of Marketing for Spencer Industries from 1979 to 1981. In addition, Mr. Shlifer served as a psychotherapist for the Eastern Pennsylvania Psychiatric Institute from 1978 to 1979. Mr. Shlifer is a member of the board of directors of ELIT, a non-profit organization that operates schools in India and Pakistan to teach impoverished women basic computer skills. He received his Bachelor of Arts degree from the University of Pennsylvania and his Masters of Arts degree in Clinical Psychology from The New School for Social Research.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Shlifer, in light of his significant finance and real estate market experience and his expertise in the acquisition and management of multifamily apartment buildings, to serve as one of our directors.

David Spoont has been one of our directors since January 2016. Mr. Spoont has served as a director of Resource Opportunity REIT II since November 2013. Since, January 2012, Mr. Spoont has served as President and Founder of Haverford Capital Management, Inc., a Plymouth Meeting, Pennsylvania headquartered company providing assistance to real estate companies with equity raising, financing and the disposition of assets. Immediately prior to this, from February 2008 to January 2010, Mr. Spoont was Senior Vice President of Finance and Dispositions for Urdang Capital Management, Inc. (now CenterSquare Investment Management Holdings, Inc., a BNY Mellon company) where he was responsible for its capital markets activities and oversaw dispositions, financings and debt restructurings. From February 1995 to January 2008, Mr. Spoont worked for Brandywine Construction and Management, Inc., a Philadelphia based developer and owner/operator of apartments, where during his last several years there, he served as Chief Investment Officer. He received his Bachelor of Science degree in Finance and Economics from Lehigh University and his Master of Business Administration from the University of Pittsburgh. Mr. Spoont is also a licensed real estate broker in the Commonwealth of Pennsylvania and a former member of the Mortgage Bankers Association. Mr. Spoont has served as an Adjunct Professor at the Villanova University School of Business since May 2014.

The board of directors has determined that it is in the best interests of our company and our stockholders for Mr. Spoont, in light of his significant experience in finance and real estate markets and his expertise in commercial property and multifamily equity and debt financing, to serve as one of our directors.

Steven R. Saltzman has been our Chief Financial Officer, Senior Vice President and Treasurer since July 2015. Mr. Saltzman has also served as Chief Financial Officer, Senior Vice President and Treasurer for our advisor since its formation in July 2015 and in the same capacities for Resource Opportunity REIT since June 2009, for Resource Opportunity REIT II since October 2012, and for Resource IO REIT since June 2014. In addition, Mr. Saltzman has served as Senior Vice President and Chief Financial Officer of Resource Real Estate since January 2014; he previously held the positions of Vice President and Controller since May 2004. From 1999 to 2003, Mr. Saltzman was Controller at WP Realty, Inc., a regional developer and property manager specializing in community shopping centers. Mr. Saltzman began his real estate career in 1988 as a Property Controller at The Rubin Organization, a predecessor to the Pennsylvania Real Estate Investment Trust. Mr. Saltzman began his professional career at Price Waterhouse from 1985 to 1988. Mr. Saltzman earned a Bachelor of Science degree from The Wharton School, University of Pennsylvania. Mr. Saltzman is both a Certified Public Accountant and a Certified Management Accountant.

Shelle Weisbaum has been our Chief Legal Officer, Senior Vice President and Secretary since July 2015. Ms. Weisbaum has also served as Chief Legal Officer, Senior Vice President and Secretary of our advisor since its formation in July 2015. Ms. Weisbaum has been Chief Legal Officer, Senior Vice President and Secretary of Resource Opportunity REIT since June 2009, of Resource Opportunity REIT II since October 2012, and of Resource IO REIT since June 2014. Ms. Weisbaum has also served as Executive Vice President, since April 2017, Senior Vice President, since January 2014, and General Counsel and Secretary, since August 2007, of Resource Real Estate. Ms. Weisbaum also has served as Chief Legal Officer, Senior Vice President and Secretary of Resource Capital Corp. since September 2016. Previously she held the position of Vice President of Resource Real Estate from August 2007 to December 2013. Ms. Weisbaum joined Resource Real Estate in October 2006 from Ledgewood Law, a Philadelphia-based law firm, where she practiced commercial real estate law from 1998 to 2006 as an associate and later as a partner of the firm. Prior to Ledgewood, from 1987 to 1998, Ms. Weisbaum was Vice President and Assistant General Counsel at the Philadelphia Stock Exchange. Ms. Weisbaum received a Bachelor of Science degree in Business Administration from Boston University and a Juris Doctor degree from Temple University.

Compensation of Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are also officers of our advisor and its affiliates and are compensated by these entities, in part, for their services to us. Under the terms of our advisory agreement, our advisor is responsible for providing our day-to-day management, subject to the authority of our board of directors. See “– The Conflicts Committee – Report of the Conflicts Committee – Certain Transactions with Related Persons” for a discussion of the fees paid and expenses reimbursed to our advisor and its affiliates in connection with managing our operations.

Compensation of Directors

We have provided below certain information regarding compensation paid to or earned by our directors during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Alan F. Feldman (1)	—	—	—
Paul Hughson (1)(2)	—	—	—
Harvey Magarick	$48,000	—	$48,000
Lee F. Shlifer	$41,000	—	$41,000
David Spoont	$37,500	—	$37,500

(1)	Directors who are not independent of us do not receive compensation for services rendered as a director.
(2)	Mr. Hughson resigned as a director in April 2018.

Cash Compensation

We pay each of our independent directors:

•	an annual retainer of $25,000 ($30,000 for the chairman of the audit committee);

•	$1,000 per each board meeting attended in person;

•	$1,000 per each committee meeting attended in person, except that the chairman of the committee is paid $2,000 for each meeting attended in person;

•	$500 per each board meeting attended by telephone; and

•	$500 per each committee meeting attended by telephone, except that the chairman of the committee is paid $1,000 for each meeting attended by telephone.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of April 19, 2018 for each person or group that holds more than 5% of our common stock, for each director and executive officer and for our directors and executive officers as a group. To our knowledge, each person listed below that beneficially owns our shares has sole voting and dispositive power with regard to such shares and has not pledged any of the shares as security.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of All Shares(3)
Alan F. Feldman, Chief Executive Officer and Director	15,378 Class A shares(2) and 5,768 Class I shares	0.39%
George E. Carleton, President, Chief Operating Officer and Director	15,378 Class A shares(2)	0.29%
Steven R. Saltzman, Chief Financial Officer, Senior Vice President and Treasurer	–	–
Shelle Weisbaum, Chief Legal Officer, Senior Vice President and Secretary	–	–
Harvey Magarick, Independent Director	–	–
Lee F. Shlifer, Independent Director	–	–
David Spoont, Independent Director	–	–
All directors and officers as a group	15,378 Class A shares and 5,768 Class I shares	0.39%

(1)	The address for each beneficial owner is 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103.
(2)	As of April 19, 2018, Resource REIT Advisor, LLC owned 15,378 shares of our outstanding Class A common stock which are deemed to be beneficially owned by Alan F. Feldman and George E. Carleton, who control our advisor.
(3)	Based on 5,369,243 shares of common stock outstanding as of April 19, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, once our shares of common stock are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. During 2017, our shares of common stock were not registered under the Exchange Act and thus no reports were required to be filed by the persons described above in 2017.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all five members of our board of directors. Those persons elected will serve as directors until the 2019 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

●	Alan F. Feldman	●	Lee F. Shlifer
●	George E. Carleton	●	David Spoont
●	Harvey Magarick

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 17 through 19.

Vote Required

Under our charter, a majority of the shares entitled to vote and present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares entitled to vote and present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes will have the effect of a vote against each nominee for director. Broker non-votes, since they are not entitled to vote, will have no effect on the determination of this proposal. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR all of the director nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet, (2) by telephone or (3) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL

NOMINEES LISTED FOR REELECTION AS DIRECTORS.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, you and the other stockholders will vote on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018.

During the year ended December 31, 2017, Grant Thornton LLP served as our independent registered public accounting firm and provided certain tax and other services. Grant Thornton LLP has served as our independent registered public accounting firm since our formation. The audit committee will appoint Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018. The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the audit committee takes into account the opinions of management and our internal auditors in assessing the independent registered public accounting firm’s qualifications, performance and independence.

Although not required by law or our governance documents, we believe ratification of this appointment is good corporate practice because the audit of our books and records is a matter of importance to our stockholders. Even if the appointment of Grant Thornton LLP is ratified, the audit committee may, however, select a new independent registered public accounting firm at any time in the future in its discretion if it deems such decision to be in our best interest. Any such decision would be disclosed to our stockholders in accordance with applicable securities laws. If the appointment of Grant Thornton LLP is not ratified by our stockholders, the audit committee may consider whether it should appoint another independent registered public accounting firm.

Vote Required

Under our bylaws, a majority of the votes cast at an annual meeting at which a quorum is present is required for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018. Abstentions will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Whether or not you plan to attend the annual meeting and vote in person, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet, (2) by telephone or (3) if you receive a paper copy of our proxy materials, by mail, using the paper proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our secretary, Shelle Weisbaum, at our executive offices no later than December 28, 2018. However, if we hold our 2019 annual meeting before June 18, 2019 or after August 17, 2019, stockholders must submit proposals for inclusion in our 2019 proxy statement within a reasonable time before we begin to print our proxy materials. The mailing address of our executive offices is 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103. If a stockholder wishes to present a proposal at the 2019 annual meeting, whether or not the proposal is intended to be included in the 2019 proxy materials, our bylaws require that the stockholder give advance written notice to our secretary by January 27, 2019.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717 or by calling 1-866-540-7095.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holders.

RESOURCE APARTMENT REIT III, INC. 1845 WALNUT STREET, 18TH FLOOR PHILADELPHIA, PA 19103

VOTE BY INTERNET - www.proxyvote.com/RAPAIII

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E46608-TBD KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RESOURCE APARTMENT REIT III, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following nominees:
1.	Election of Directors		☐	☐	☐
Nominees:

01) Alan F. Feldman 04) Lee F. Shlifer
02) George E. Carleton 05) David Spoont
03) Harvey Magarick

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2.	RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.							☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
Please indicate if you plan to attend this meeting.			☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com/RAPAIII.

E46609-TBD

RESOURCE APARTMENT REIT III, INC.

Annual Meeting of Stockholders

July 18, 2018 9:30 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Alan F. Feldman and Shelle Weisbaum, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of RESOURCE APARTMENT REIT III, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM EDT on July 18, 2018, or any adjournment or postponement thereof.

If you sign your proxy card or voting instruction card with no further instructions, the shares will be voted in accordance with the recommendations of the Board, FOR the election of all directors in Proposal 1 and the ratification of the independent registered public accounting firm in Proposal 2.

Continued and to be signed on reverse side